Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Web Site: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Greg Dooley
330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear First Quarter Results Provide Platform for Growth, Cost Savings
•	Faster-Than-Expected Strike Recovery, Sales Up 1%
•	Cost Savings Ahead of Plan, Target Increased
•	Accelerating Investment in Growth Initiatives
•	Engineered Products Classified as a Discontinued Operation
     AKRON, Ohio, April 27, 2007 — The Goodyear Tire & Rubber Company today reported first quarter sales from continuing operations of $4.5 billion, up 1 percent from 2006 despite the impact of a fourth quarter strike last year in North America.
     The improvement in global sales was driven by Goodyear’s three emerging market tire businesses, which were up 11 percent from last year. Each of these businesses had record first quarter sales. The sales improvement was also supported by a faster-than-expected recovery from the United Steelworkers strike in North America.
     This growth offset a 10 percent decline in sales for Goodyear’s North American Tire business, which were impacted by the strike and an exit from certain segments of the private label tire business, which together reduced sales by about $200 million.
     “Our first quarter represented a strong start to the year, with revenue per tire up 8 percent. This reflected strong pricing and product mix, which exceeded raw material cost increases in the quarter. Our focus on speed and the pace of change at Goodyear is having a meaningful impact,” said Robert J. Keegan, chairman and chief executive officer.
     “Our recovery from the strike is going much better than expected. We restored production faster than anticipated and weaker consumer OE demand enabled us to sell more high-value-added tires into the replacement market,” he said.
     As a result of improved profitability from increased replacement market sales, the company has reduced its estimated impact of the USW strike on North American Tire to between $100 million and $120 million for the year. The previous estimate was $200 million to $230 million.
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     Including an estimated $34 million impact from the strike, Goodyear’s first quarter segment operating income from continuing operations was $226 million in 2007. This compares to income of $282 million last year, which included $30 million in settlements from suppliers.
     For the 2007 first quarter, Goodyear reported a loss from continuing operations of $110 million (61 cents per share). The company posted income from continuing operations of $46 million (23 cents per share) during the 2006 period. All per share amounts are diluted.
     In addition to the strike, the loss in the 2007 quarter was also impacted by after-tax curtailment charges of $64 million (35 cents per share) due to salaried benefit plan changes and $31 million (17 cents per share) for rationalizations, including accelerated depreciation related to previously announced plant closures.
     Improved pricing and product mix of approximately $165 million more than offset increased raw material costs of approximately $120 million.
     Income from continuing operations in the 2006 quarter benefited from after-tax items including supplier settlements of $26 million (13 cents per share), a pension plan change of $13 million (6 cents per share) and a legal settlement of $10 million (5 cents per share). Negatively impacting the quarter was an after-tax charge of $29 million (14 cents per share) for rationalizations, including accelerated depreciation and asset write-offs.
     Including discontinued operations and charges related to classifying the Engineered Products business as “held for sale,” Goodyear had a first quarter net loss of $174 million (96 cents per share), compared to net income of $74 million (37 cents per share) last year. All per share amounts are diluted.
     See the table at the end of this release for a list of significant items impacting continuing operations from the 2007 and 2006 quarters.
4-Point Cost Savings Plan Target
     “Based on the significant progress we made in 2006 against our four-point cost-savings plan, I am confident we will exceed our 2008 target of more than $1 billion,” Keegan said. “We are aggressively targeting additional cost savings in 2009 and raising our gross cost savings goal over this four-year period to between $1.8 billion and $2 billion.”
     Goodyear had been targeting more than $1 billion in savings through 2008 and previously indicated that it was revisiting the target. The new target incorporates the original target, captures savings of $300 million from a new USW labor contract and increases savings targets in each of the four categories.
     “This revised savings target, with strong activity in each of our four focus areas, demonstrates our momentum and our commitment to improve our competitive position and deliver on our Next Stage Performance Metrics,” Keegan said.
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Investment in Growth Initiatives
     Goodyear’s success the past four years has created platforms it can now leverage to grow its core consumer and commercial tire businesses, Keegan said. “Given the expected improvements in our capital structure, we now can increase our investments in growth initiatives.”
     Over the next five years, the company plans significant investments in both its capability to produce high-value-added tires and in its low-cost manufacturing capacity.
     Keegan said Goodyear intends to increase its production capacity for high-value-added tires by 40 percent over the next five years to support the company’s new product pipeline and to further capitalize on favorable market trends.
     Concurrently, the company plans investments in existing facilities that will increase its production capacity in low-cost countries by one-third to support growth in emerging markets.
     “These investments are part of our strategy to have approximately half of our production capacity in low cost manufacturing within five years,” Keegan said. “Our global manufacturing capacity will be well-aligned with demand, and able to support our outstanding new product engine.”
Discontinued Operation
     As a result of its agreement on March 23, 2007 to sell substantially all of its Engineered Products business, Goodyear now reports these results as a discontinued operation.
     Sales from discontinued operations in the first quarter of 2007 totaled $383 million, down from $394 million the previous year. The company recorded a loss from discontinued operations of $64 million (35 cents per share) in the first quarter of 2007, compared to income from discontinued operations of $28 million (14 cents per share) in the 2006 period.
Business Segments
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire	First Quarter
(in millions)	2007	2006
Tire Units	19.3	23.7
Sales	$2,017	$2,239
Segment Operating Income (Loss)	(20)	43
Segment Operating Margin	(1.0)%	1.9%
     North American Tire sales were down 10 percent from the 2006 period, primarily due to reduced volume resulting from the impact of the USW strike and the exit from certain segments of the private label tire business. Sales were also impacted by weak markets, most notably for commercial truck tires. Sales benefited from strong pricing and the faster than anticipated recovery in market share for branded consumer replacement tires.
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     The segment operating loss was principally the result of the effects of the strike, which reduced income by about $34 million and $15 million of unabsorbed overhead, the result of lower sales from the decision to exit certain segments of the wholesale private label business that could not be offset by reduced manufacturing capacity in the first quarter. Tire manufacturing at the Valleyfield, Quebec plant, which produced private label tires, was ended in the last week of the quarter. Improved pricing and product mix of approximately $61 million partially offset increased raw material costs of approximately $67 million. The first quarter of 2006 included a supplier settlement of $21 million.

European Union Tire	First Quarter
(in millions)	2007	2006
Tire Units	14.9	15.6
Sales	$1,274	$1,134
Segment Operating Income	75	72
Segment Operating Margin	5.9%	6.3%
     European Union Tire sales were a first quarter record and up 12 percent due to favorable currency translation and improved pricing and product mix, which offset lower volume.
     Segment operating income grew 4 percent and was impacted by improved pricing and product mix of approximately $49 million, which more than offset increased raw material costs of approximately $30 million. Also positively impacting the 2007 quarter were favorable currency translation and lower SAG expenses. The first quarter of 2006 included a supplier settlement of $6 million.

Eastern Europe, Middle East and Africa Tire
	First Quarter
(in millions)	2007	2006
Tire Units	5.2	4.6
Sales	$414	$339
Segment Operating Income	64	43
Segment Operating Margin	15.5%	12.7%
     Eastern Europe, Middle East and Africa Tire sales set a first quarter record and increased 22 percent due to improved pricing and product mix and higher volume, which offset unfavorable currency translation.
     Segment operating income was a first quarter record and up 49 percent due to improved pricing and product mix of approximately $23 million, which more than offset increased raw material costs of approximately $4 million, as well as higher volume, which offset increased manufacturing costs.
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Latin American Tire	First Quarter
(in millions)	2007	2006
Tire Units	5.3	5.3
Sales	$410	$397
Segment Operating Income	78	102
Segment Operating Margin	19.0%	25.7%
     Latin American Tire sales reflected a first quarter record and increased 3 percent due to improved pricing and product mix and favorable currency translation, which offset lower consumer replacement volume.
     Segment operating income decreased 24 percent compared to the prior year, which included a $17 million pension plan curtailment gain. The decrease reflected higher manufacturing costs while improved pricing and product mix of approximately $10 million more than offset higher raw material costs of approximately $9 million.

Asia Pacific Tire	First Quarter
(in millions)	2007	2006
Tire Units	4.5	4.8
Sales	$384	$353
Segment Operating Income	29	22
Segment Operating Margin	7.6%	6.2%
     Asia Pacific Tire sales were a first quarter record and up 9 percent due to improved pricing and product mix and favorable currency translation, which offset lower volume.
     Segment operating income increased 32 percent and set a first quarter record. The improvement was due to improved pricing and product mix of approximately $21 million, which more than offset approximately $7 million in increased raw material costs. The first quarter of 2006 included a supplier settlement of $2 million.
Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Prior to the call, Goodyear will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the call with Keegan will be Richard J. Kramer, president, North American Tire and chief financial officer, and Darren R. Wells, senior vice president, finance and strategy.
     Shareholders, members of the media and other interested persons may access the call on the Web site or via telephone by calling (706) 634-5954 before 9:55 a.m. A taped replay will be available at 3 p.m. by calling (706) 634-4556. The replay will also be available on the Web site.
     Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide. For more information about Goodyear go to www.goodyear.com/corporate.
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     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the United Steelworkers (USW) and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employee Beneficiary Association (VEBA) to be established to provide healthcare benefits for current and future USW retirees; the company’s ability to execute its capital structure improvement plan, including completing the sale of its Engineered Products business; potential adverse consequences of litigation involving the company; pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The estimates provided in this press release regarding the continuing financial impact of the USW strike are based on management’s best estimate of what the company’s results would have been in the absence of the strike. Due to the assumptions and uncertainties inherent in developing these estimates, the actual results that the company may have achieved in the absence of a strike could vary significantly from management’s estimates.
(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Income
(In millions, except per share)

	Quarter Ended
	March 31
	2007	2006
	(unaudited)
Net Sales	$4,499	$4,462
Cost of Goods Sold	3,741	3,608
Selling, Administrative and
General Expense	663	615
Rationalizations	15	38
Interest Expense	125	102
Other Income, net	(20)	(27)
Minority Interest in
Net Income of Subsidiaries	22	12

(Loss) Income from Continuing Operations before Income Taxes	(47)	114
United States and Foreign Taxes	63	68

(Loss) Income from Continuing Operations	(110)	46

Discontinued Operations	(64)	28

Net (Loss) Income	$(174)	$74

(Loss) Income Per Share — Basic
(Loss) Income from Continuing Operations	$(0.61)	$0.26
Discontinued Operations	(0.35)	0.16

Net (Loss) Income per Share — Basic	$(0.96)	$0.42

Weighted Average Shares Outstanding	180	177

(Loss) Income Per Share — Diluted
(Loss) Income from Continuing Operations	$(0.61)	$0.23
Discontinued Operations	(0.35)	0.14

Net (Loss) Income per Share — Diluted	$(0.96)	$0.37

Weighted Average Shares Outstanding	180	207
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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheet
(In millions)

	March 31	Dec. 31
	2007	2006
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$2,083	$3,862
Restricted Cash	191	214
Accounts and Notes Receivable, less allowance — $95 ($98 in 2006)	3,244	2,800
Inventories
Raw Materials	525	663
Work in Process	147	135
Finished Products	2,070	1,803

	2,742	2,601
Prepaid Expenses and Other Current Assets	306	289
Current Assets of Discontinued Operations	462	413

Total Current Assets	9,028	10,179
Goodwill	671	662
Intangible Assets	164	166
Deferred Income Tax	146	150
Other Assets and Deferred Pension Costs	455	453
Long Term Assets of Discontinued Operations	346	352
Properties and Plants, Less Accumulated Depreciation — $7,833 ($7,673 in 2006)	5,051	5,067

Total Assets	$15,861	$17,029

Liabilities
Current Liabilities:
Accounts Payable — Trade	$2,056	$1,945
Compensation and Benefits	897	883
Other Current Liabilities	791	811
Current Liabilities of Discontinued Operations	164	157
United States and Foreign Taxes	221	222
Notes Payable and Overdrafts	247	243
Long Term Debt and Capital Leases Due Within One Year	177	405

Total Current Liabilities	4,553	4,666
Long Term Debt and Capital Leases	5,402	6,562
Compensation and Benefits	4,388	4,935
Long Term Liabilities of Discontinued Operations	53	47
Deferred and Other Non Current Income Taxes	299	320
Other Long Term Liabilities	344	380
Minority Equity in Subsidiaries	912	877

Total Liabilities	15,951	17,787
Commitment and Contingent Liabilities
Shareholders’ Equity (Deficit)
Common Stock, Outstanding shares — 182 (178 in 2006)
After Deducting 14 Treasury Shares (18 in 2006)	182	178
Capital Surplus	1,488	1,427
Retained Earnings	826	968
Accumulated Other Comprehensive Loss	(2,586)	(3,331)

Total Shareholders’ Equity (Deficit)	(90)	(758)

Total Liabilities and Shareholders’ Equity (Deficit)	$15,861	$17,029

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business unit’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table
(In millions)

	Quarter Ended
	March 31
	(unaudited)
	2007	2006
Total Segment Operating Income	226	282
Rationalizations and asset sales	(6)	(36)
Accelerated depreciation, asset impairments and asset write-offs	(17)	(2)
Interest expense	(125)	(102)
Foreign currency exchange	(2)	(1)
Minority interest in net income of subsidiaries	(22)	(12)
Financing fees	(11)	(10)
General and product liability, discontinued products	(4)	(5)
Corporate incentive and stock-based compensation plans	(13)	(12)
Interest income	30	20
Intercompany profit elimination	(17)	(13)
Curtailment	(64)	—
Retained net expenses of discontinued operations	(4)	(11)
Latin America legal matter	—	15
Other	(18)	1

(Loss) Income from continuing operations before income taxes	(47)	114
US and foreign taxes	63	68

(Loss) Income from continuing operations	(110)	46
Discontinued operations	(64)	28

Net (Loss) Income	$(174)	$74

Net Debt Reconciliation Table
(In millions)

	March 31	Dec. 31
	2007	2006
Long Term Debt and Capital Leases	5,402	6,562
Notes Payable	247	243
Long Term Debt and Capital Leases Due Within One Year	177	405

Total debt	5,826	7,210
Less: Cash and Cash Equivalents	$2,083	$3,862

Net Debt	$3,743	$3,348

Change in Net Debt	$395

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First Quarter Significant Items (after tax) Impacting Continuing Operations
2007
•	Impact of USW strike, $102 million in sales and $34 million in income (19 cents per share)
•	Curtailment charge related to salaried benefit plan changes, $64 million (35 cents per share)
•	Rationalization charges including accelerated depreciation, $31 million (17 cents per share)
•	Loss due to a plant fire in Asia, $7 million (4 cents per share)
•	Gain on a property sale in Asia, $6 million (3 cents per share)
2006
•	Rationalization charges including accelerated depreciation and asset write-offs, $29 million (14 cents per share)
•	Favorable settlement with certain suppliers, $26 million (13 cents per share)
•	Gain from a pension plan change in Latin America, $13 million (6 cents per share)
•	Gain from a resolution of a legal matter in Latin America, $10 million (5 cents per share)
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